Exhibit 10.10

IDT Corporation 520 Broad Street Newark, NJ 07102 P 973 438-3409 F 973 438-1453 cfredda@corp.idt.net www.idt.net

April 8, 2005

Mr. Peter B. Atwal

2369 Alaqua Drive

Longwood, FL 32779

Dear Peter:

I am pleased to offer you the position of President of Network Engineering and Operations at IDT Spectrum. In this position, you will be reporting to John Petrillo and it is my understanding that you will be starting your employment with IDT on April 11, 2005.

Your Base Salary will be at the rate of $200,000 per year and you will be eligible for a performance based bonus with a target of $150,000. In addition, after your acceptance and return of this letter, you will be granted shares of restricted Class B Common Stock of IDT Spectrum equal to 1% of the currently issued and outstanding shares of capital stock of IDT Spectrum (after adjustment or a forthcoming recapitalization). The vesting restrictions on one-third of your IDT Spectrum shares will lapse upon a qualified initial public offering of the capital stock of IDT Spectrum (that meets certain minimum criteria to be mutually agreed upon) if you remain employed by IDT Spectrum at that time. The vesting restrictions on the remaining two-thirds of your IDT Spectrum shares will lapse in two equal installments on the one-year and two-year anniversaries of such a qualified initial public offering of the capital stock of IDT Spectrum if you remain employed by IDT Spectrum at those times.

In addition to your Base Salary, you will be eligible, on the first day of the month following your initial 90 days of employment, to participate in IDT’s medical, dental, life and disability programs, as well as in the Company’s 401(k) plan, subject to the terms of the Plans. You will receive four weeks vacation.

Prior to the commencement of your employment, you will be required to complete several administrative forms, including IDT’s Non-Disclosure/Non-Competition Agreement (attached for your review) and an I-9 form, so it is necessary that you bring with you valid proof of your authorization to work in the United States (e.g. Drivers License and Social Security card or Birth Certificate or Passport). Failure to complete the aforementioned forms will delay the commencement of your employment. IDT also conducts investigations, including verification by a third party, of prior employment history, education and record of conviction. Please be aware that false statements or failure to disclose information can disqualify you for employment or, if employed, result in your dismissal.

Please acknowledge your acceptance of our offer by signing below and returning to me within five days of the date of this letter.

We are very excited about you joining us at IDT.

Sincerely,

/s/ Charles R. Fredda
Charles R. Fredda Director – Human Resources

Acknowledged and agreed to: /s/ Peter B. Atwal	Date: April 11, 2005

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